EXHIBIT 99.1


CONTACT:  GUS ATHAS                      FOR IMMEDIATE RELEASE
          (312) 906-6860


           FALCON BUILDING PRODUCTS, INC. ACQUIRES WOODWINDS, INC.


CHICAGO, MAY 16, 1996 -- Falcon Building Products, Inc. (NYSE: FB) today announced that its air distribution subsidiary acquired certain assets of

Woodwinds, Inc.  Terms of the transaction were not disclosed.


     Woodwinds, Inc., located in Crystal Lake, Illinois, is a manufacturer of decorative registers and grilles serving residential consumers through national and local retail outlets, including both  home improvement centers and retail chains.  With annual sales of approximately $3 million, Woodwinds offers an extensive product line of wood, brass and steel products in a wide variety of colors and designs, allowing consumers the option of upgrading from traditional functional products to more stylish, decor matching accessories.


     Commenting on the acquisition, William K. Hall, President and Chief

Executive Officer, said, "This acquisition broadens our existing product line of decorative registers and grilles.  It's an excellent example of Falcon's strategic objective to make complementary, niche acquisitions within our existing areas of expertise and will enable us to accelerate the planned expansion of our air distribution products into the retail distribution channel."

     Headquartered in Chicago, Falcon Building Products is a leading North

American manufacturer and supplier of highly engineered building products serving the residential, light commercial and consumer markets.